Prospectus Supplement No. 6 (to Prospectus dated March 25, 2014)	Filed Pursuant to 424(b)(3) Registration No. 333-194512

4,000,000 Shares

Common Stock

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 25, 2014 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 4,000,000 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Report

This prospectus supplement incorporates into our Prospectus the information contained in our attached current report on Form 8-K that we filed with the Securities and Exchange Commission on July 9, 2014 (the “Form 8-K”). The Form 8-K, as filed is set forth below.

The information contained in this Prospectus Supplement No. 6 supplements and supersedes, in relevant part, the information contained in the Prospectus, as amended and supplemented to date. This Prospectus Supplement No. 6 is incorporated by reference into, and should be read in conjunction with, the Prospectus, as amended and supplemented to date, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, as amended and supplemented to date.

The Prospectus, together with Prospectus Supplement Nos. 1, 2, 3, 4, 5 and this Prospectus Supplement No. 6, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common stock trades on The NASDAQ Capital Market under the symbol “RGDO.” The last reported sale price of our common stock on July 8, 2014 was $2.80 per share. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and the Risk Factors identified in our Quarterly Report for the three months ending March 31, 2014 for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 9, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain View Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 9, 2014, Regado Biosciences, Inc., or the Company, issued a press release announcing, among other things, that further to the Company’s previously announced decision to voluntarily pause enrollment in its Phase 3 trial of Revolixys™ Kit (previously known as REG1), entitled REGULATE-PCI, the United States Food and Drug Administration informed the Company today that a clinical hold has been placed on all patient enrollment and dosing of either study drug in the REGULATE-PCI trial. The foregoing summary of the press release does not purport to be complete and is qualified in its entirety by reference to the complete press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Regado Biosciences, Inc., dated July 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ R. Don Elsey
Name:	R. Don Elsey
Title:	Senior Vice President, Finance and Chief Financial Officer

Date: July 9, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Regado Biosciences, Inc., dated July 9, 2014.

Exhibit 99.1

REGADO BIOSCIENCES ANNOUNCES CLINICAL HOLD OF REGULATE-PCI TRIAL FOLLOWING VOLUNTARY HALT OF TRIAL BY REGADO

Basking Ridge, NJ, July 9, 2014/PRNewswire/ — Regado Biosciences, Inc., (NASDAQ:RGDO) today announced that, further to their decision to voluntarily pause enrollment in their REGULATE-PCI trial, the United States Food and Drug Administration (FDA) informed the company today that a clinical hold has been placed on all patient enrollment and dosing of either study drug in the ongoing Phase 3 REGULATE-PCI trial. According to the FDA, this action was taken to formalize the involvement of the FDA in any decision to re-initiate enrollment and dosing in the trial in the future.

“As announced earlier, we remain blinded to REGULATE-PCI study data and are awaiting the outcome of the full safety and efficacy analysis, including an analysis of benefit/risk ratio, being performed by our Data and Safety Monitoring Board (DSMB). Any recommendation to re-initiate patient enrollment in REGULATE-PCI will be based on the DSMB’s conclusions and would always be implemented in agreement with FDA,” stated Regado CEO, Dr. David J. Mazzo.

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc., is a biopharmaceutical company focused on the discovery and development of novel, oligonucleotide-based actively controllable therapeutics. Our initial focus is on applications in the acute and sub-acute cardiovascular therapeutic area. The company’s lead product candidate, Revolixys™ Kit, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys™ Kit is currently being evaluated in the REGULATE-PCI trial, a worldwide Phase 3 trial comparing safety and efficacy of Revolixys Kit vs. bivalirudin in 13,200 patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes and enhance the patient experience, provide direct therapeutic control to physicians and reduce overall treatment costs. More information can be found at www.regadobio.com. For more information on REGULATE-PCI, please visit: http://www.clinicaltrials.gov/ct2/show/NCT01848106

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the progress of the REGULATE-PCI trial, enrollment in the REGULATE-PCI trial, the expected timing for receipt of the DSMB’s analysis and recommendations, the prospects for the completion of the REGULATE-PCI trial and any regulatory approval of Revolixys™ Kit and the successful commercialization of Revolixys™ Kit if approved. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from those projected in forward-looking statements include the outcome of the DSMB’s analysis, the content of the DSMB’s recommendations, and the ultimate decision of the FDA to remove the clinical hold from the REGULATE-PCI trial, as well as the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014, and in the Company’s other periodic filings with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company has no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

David Schull

Russo Partners

212-845-4271

david.schull@russopartnersllc.com

Investor Relations Contacts:

Don Elsey, CFO

Regado Biosciences, Inc.

908-580-2113

delsey@regadobio.com